QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10(c)(c)

HEWLETT-PACKARD COMPANY
<PLAN>
STOCK OPTION AGREEMENT (NON-QUALIFIED)

        THIS AGREEMENT, dated <GRANT DATE> ("Grant Date") between HEWLETT-PACKARD COMPANY, a Delaware corporation ("Company"), and <EMPNO> <NAME> ("Employee"), is entered into as follows:

WITNESSETH:

        WHEREAS, the Company has established the <PLAN> ("Plan"), a copy of which can be found on the Stock Incentive Program Web Site at: http://hrcms01.atl.hp.com:6047/public/pages/home/en_US/index.htm or by written or telephonic request to the Company Secretary, and which Plan is made a part hereof; and

        WHEREAS, the HR and Compensation Committee of the Board of Directors of the Company or its delegates ("Committee") has determined that the Employee shall be granted an option under the Plan as hereinafter set forth;

        NOW THEREFORE, the parties hereby agree that the Company grants the Employee an option ("Option") to purchase <SHARES> shares of its $0.01 par value voting Common Stock upon the terms and conditions set forth herein.

1.
This Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.

2.
The Option price shall be <PRICE> per share.

3.
This Option is not transferable by the Employee otherwise than by will or the laws of descent and distribution, and is exercisable only by the Employee during his lifetime. This Option may not be transferred, assigned, pledged or hypothecated by the Employee during his lifetime, whether by operation of law or otherwise, and is not subject to execution, attachment or similar process.

4.
This Option may not be exercised before the first anniversary of the date hereof, nor may it be exercised as to more than one-fourth the number of shares covered herein before the second anniversary hereof, nor may it be exercised as to more than one-half of the number of shares covered herein before the third anniversary hereof, nor may it be exercised as to more than three-fourths the number of shares covered herein before the fourth anniversary hereof. Notwithstanding the foregoing, this Option shall be exercisable in full upon the retirement of the Employee because of age or permanent and total disability, or upon his death. (vest#2)

5.
This Option will expire eight (8) years from the Grant Date, unless sooner terminated or canceled in accordance with the provisions of the Plan. This means that this Option must be exercised, if at all, on or before <EXPIRE DATE>. If this Option expires on a stock exchange holiday or weekend day, the Option will expire on the last trading day prior to the holiday or weekend. The Employee shall be solely responsible for exercising this Option, if at all, prior to its expiration date. The Company shall have no obligation to notify the Employee of this Option's expiration.

6.
This Option may be exercised by delivering to the Secretary of the Company at its head office a written notice stating the number of shares as to which the Option is exercised or by any other method the Committee has approved; provided, however, that no such exercise shall be with respect to fewer than twenty-five (25) shares or the remaining shares covered by the Option if less than twenty-five. The written notice must be accompanied by the payment of the full Option price of such shares. Payment may be in cash or shares of the Company's Common Stock or a combination thereof to the extent permissible under applicable law; provided, however, that any payment in shares shall be in strict compliance with all procedural rules established by the Committee.

7.
All rights of the Employee in this Option, to the extent that it has not been exercised, shall terminate upon the death of the Employee (except as hereinafter provided) or termination of his employment for any reason other than retirement because of age, in accordance with the Company's retirement policy, or permanent and total disability, and in case of such retirement three (3) years from the date thereof; provided, however, that in the event of the Employee's death his legal representative or designated beneficiary shall have the right to exercise all or a portion of the Employee's rights under this Agreement within the time prescribed for exercise after the death of the Employee as provided herein. The representative or designee must exercise the Option within one (1) year after the death of the Employee, and shall be bound by the provisions of the Plan. In all cases, however, this Option will expire no later than the expiration date set forth in Paragraph 5.

8.
Regardless of any action the Company or Employee's employer (the "Employer") takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him is and remains the Employee's responsibility and that the Company and or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option, the subsequent sale of shares acquired pursuant to such exercise and receipt of any dividends; and (ii) do not commit to structure the terms or the grant or any aspect of this Option to reduce or eliminate the Employee's liability for Tax-Related Items. Prior to the exercise of this Option, the Employee shall pay or make adequate arrangements satisfactory to the Company and or the Employer to withhold all applicable Tax-Related Items legally payable by the Employee from Employee's wages or other cash compensation paid to Employee by the Company and or the Employer or from proceeds of the sale of shares. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of shares that Employee acquires to meet the withholding obligation for Tax-Related Items, and or (2) withhold in shares, provided that the Company only withholds the amount of shares necessary to satisfy the minimum withholding amount. In addition, Employee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Employee's participation in the Plan or Employee's purchase of shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares if Employee fails to comply with Employee's obligations in connection with the Tax-Related Items.

9.
By accepting the grant of this Option, the Employee acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (ii) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) Employee's participation in the Plan shall not create a right to further employment with Employer and shall not interfere with the ability of Employer to terminate the Employee's employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (v) Employee is participating voluntarily in the Plan; (vi) this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and is outside the scope of Employee's employment contract, if any; (vii) this Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law; (viii) in the event that Employee is not an employee of the Company, this Option grant will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this Option grant will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate of the Company; (ix) the future value of the underlying shares is unknown and cannot be predicted with certainty; (x) if the underlying shares do not increase in value, this Option will have no value; (xi) if Employee exercises this Option and obtains shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the Option price; (xii) in consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from termination of this Option or diminution in value of this Option or shares purchased through exercise of this Option resulting from termination of Employee's employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, Employee shall be deemed irrevocably to have waived any entitlement to pursue such claim; and (xiii) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of Employee's employment (whether or not in breach of local labor laws), Employee's right to receive options and vest in options under the Plan, if any, will terminate effective as of the date that Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of "garden leave" or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Employee's right to exercise this Option after termination of employment, if any, will be measured by the date of termination of Employee's active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Employee is no longer actively employed for purposes of this Option.

10.
Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Employee's personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Employee's participation in the Plan. Employee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Employee's favor for the purpose of implementing, managing and administering the Plan ("Data"). The Employee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Employee's country or elsewhere and that the recipient country may have different data privacy laws and protections than Employee's country. Employee understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee's participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Employee may elect to deposit any shares acquired upon the exercise of this Option. Employee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Employee understands that he may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. The Employee understands that refusing or withdrawing consent may affect the Employee's ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, Employee understands that he may contact an HP local human resources representative.

11.
The Employee agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Stock Incentive Program Web Site referenced above and stockholder information, including copies of any annual report, proxy and Form 10K, from the investor relations section of the HP web site at www.hp.com. The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary.

12.
The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee's interest except by means of a writing signed by the Company and the Employee. This Agreement is governed by the laws of the state of Delaware.

13.
If Employee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

14.
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

HEWLETT-PACKARD COMPANY
By	Mark V. Hurd CEO and President
By	Ann O. Baskins Senior Vice President, General Counsel and Secretary

RETAIN THIS AGREEMENT FOR YOUR RECORDS

QuickLinks

  Exhibit 10(c)(c)
HEWLETT-PACKARD COMPANY <PLAN> STOCK OPTION AGREEMENT (NON-QUALIFIED)